Exhibit 99.1
Contact:
David Fraser
Philip Morris International
T. +41 (0)79 843 8603
E. david.fraser@pmi.com

Philip Morris International Enters Tender Period with Vectura Shareholders Following Unanimous Recommendation by Vectura Board
–The Vectura board have unanimously recommended PMIs 165p-per-share offer to shareholders
–The board cited PMI’s superior cash price offered to Vectura shareholders, and the benefit to stakeholders from PMI's significant financial resources, commitment to enhanced research and development, and autonomy as factors contributing to their decision

Lausanne, Switzerland — August 16, 2021 — Philip Morris International Inc. (PMI) (NYSE: PM) today announced it has published an offer document with U.K.-based Vectura Group plc (Vectura) (LSE: VEC) in connection with the recommended cash offer to acquire the inhaled therapeutics company. Under the terms of the acquisition, Vectura shareholders would be entitled to receive 165 pence per share, a 60% premium to the ex-dividend closing price of 103 pence per Vectura share on May 25, 2021.1

“PMI’s acquisition of Vectura is part of our long-term strategy to transform PMI by investing in scientific excellence and leveraging its capabilities and expertise,” said PMI’s Chief Executive Officer, Jacek Olczak. “Our investment will accelerate the development and delivery of inhaled therapeutics to address many of today’s unmet medical needs. We look forward to working with Vectura’s great people as we embark on the next stage of our transformation.”

PMI’s proposed acquisition of Vectura is part of its long-term strategy, as outlined in its 2020 Integrated Report and will provide support for Vectura’s continued growth as:

–PMI will build on its leading scientific capabilities to develop products and services that go Beyond Nicotine. PMI aims to achieve at least $1 billion in annual net revenues from Beyond Nicotine sources in 2025.

–PMI’s business model and strategy are driven by a long-term commitment to the transformation of its business and not a search for short-term gains and efficiency. Since 2008, PMI has invested $8.1 billion in the research, development, and commercialization of new smoke-free products for adults who would otherwise continue to smoke. PMI’s track record of investing in innovation exemplifies its commitment to invest the time and resources it takes to allow for scientific innovation of better products. In a 2017 letter to shareholders, PMI reaffirmed its commitment to fundamentally change its business.

–PMI's commitment to transform itself requires an evolution into different industries with the application of its significant expertise in the inhalation space to address unmet medical
1 Being the last business day prior to the commencement of the offer period.

and consumer needs by delivering products and solutions that improve people's lives. This is a change that, like so many other companies, reflects the need to transform around both ESG and broader goals of improving the world in which we all live.

–PMI’s Beyond Nicotine strategy is built on two key growth areas: (1) inhaled therapeutics, where it has already committed resources to its development pipeline of inhaled over-the-counter and prescription products; and (2) developing and commercializing scientifically substantiated consumer health products and solutions that improve people’s lives in areas like energy, sleep, calm, and focus.
–PMI has the resources, commitment, and patience to advance Vectura’s existing strategy, further it geographically, and extend into the development of proprietary inhaled therapeutic products, alongside the existing CDMO business. The market for inhaled therapeutics is growing rapidly, with significant potential to expand into new application areas beyond the current market offering. With PMI’s support, Vectura is well- positioned to address this market growth.
–PMI strongly supports and is aligned with Vectura’s strategy of delivering drugs through inhalation using innovative technology that can effectively address many of today’s unmet medical needs. The inhalation mode of administration allows for fast systemic absorption, potential fast onset of effect, and a better safety profile due to the lower dose needed compared to the standard of care today.
–PMI intends to ensure Vectura remains a trusted partner in the pharmaceutical industry for the development of inhaled therapeutic products, providing the best possible treatments for providers, prescribers, and their patients.
–PMI intends to increase the total level of expenditure on research and development that it believes will further benefit Vectura’s differentiated technologies and development expertise for the delivery of complex inhaled therapeutics.

–Vectura can help bring the initial pipeline of Beyond Nicotine concepts that PMI has developed or acquired to market. This will exemplify PMI’s strategy and give increased confidence in its transformation to the scientific community and to the public.
–Beyond supporting Vectura’s growth, PMI believes these investments will support the scientific ecosystem in the U.K. for the longer term, in line with the U.K.’s life sciences strategy and in keeping with the U.K.’s position as a major scientific innovator.

–PMI’s significant expertise in aerosolization and inhalation forms the foundation of a science-based company that will continue to apply its skills to life sciences. PMI has developed expertise in pre-clinical and clinical studies, as well as behavioral research and post-market studies, to meet the highest regulatory standards, including receiving authorizations from the U.S. Food and Drug Administration (FDA).

–Operating Vectura as an autonomous business unit forming the backbone of its inhaled therapeutics business, PMI will give Vectura the opportunity and tools to undertake the end-to-end development of inhalable drug-device combinations and will provide access to PMI’s capabilities in areas such as pre-clinical safety, clinical development, regulatory affairs, drug safety, market access, and global reach.
–We look forward to working with Vectura’s scientists to establish a governance structure that supports its ongoing scientific efforts.

Vectura is a provider of innovative inhaled drug delivery solutions that enable partners to bring their medicines to patients. The company has 13 key inhaled and 11 non-inhaled products marketed by major global pharmaceutical partners, as well as a diverse portfolio of partnerships for drugs in clinical development. In 2020, Vectura generated net revenues of GBP 191 million (approximately USD 245 million). The transaction value represents a multiple of around 15 times Vectura’s 2020 EBITDA.

The Offer will initially remain open for acceptance until 1:00 p.m. (London time) on September 15, 2021.

PMI will fund the transaction with existing cash and expects it to close in the second half of 2021, subject to receipt of acceptances of the offer and approval by the appropriate regulatory authorities. PMI expects the impact of the acquisition on its full-year 2021 adjusted diluted EPS to be immaterial.

A copy of the recommended cash offer announcement will be made available on www.pmi.com/investor-relations

Forward-Looking and Cautionary Statements
Statements in this press release that are not strictly historical, including statements regarding the proposed acquisition of Vectura, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined businesses, and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward- looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties.

There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements, and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: (1) the inability to consummate the acquisition in a timely manner; (2) the inability to complete the acquisition due to the failure to obtain acceptances from a sufficient number of Vectura shareholders in respect of PMI's offer or the failure to satisfy other conditions to complete the acquisition, including any required regulatory approvals; (3) the failure of the acquisition to close for any other reason; (4) the possibility that the integration of Vectura and its operations with those of PMI may be more difficult and/or take longer than anticipated, and may not accelerate PMI’s desired entry into additional smoke-free and Beyond Nicotine platforms as quickly as anticipated; (5) the possibility that Vectura’s integration into PMI may be more costly than anticipated and may have unanticipated adverse results relating to Vectura or PMI’s existing businesses; (6) the inability to gain access to differentiated proprietary technology and pharmaceutical development expertise as anticipated by the acquisition of Vectura; (7) the effect of the announcement of PMI’s offer to acquire Vectura on PMI’s, Vectura’s, or the combined company’s respective business relationships, operating results, and business generally; (8) risks associated with third-party contracts containing consent and/or other provisions that may be triggered by the proposed acquisition; (9) negative effects of the announcement or the consummation of the acquisition on the market price of PMI’s common stock; (10) the ability of PMI to hire and/or retain key personnel of Vectura; and (11) other factors that may affect future results of the combined company described in the section entitled “Risk Factors” in PMI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, PMI’s Form 10-Q for the quarter ended June 30, 2021, and other filings of PMI with the Securities and Exchange Commission. The forward-looking statements made herein speak only as of the date hereof, and PMI does not assume any obligation to update or revise any forward-looking statements, whether as a result of new information, future events and developments, or otherwise, except as required by law.

Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is leading a transformation in the tobacco industry to create a smoke-free future and ultimately replace cigarettes with smoke-free products to the benefit of adults who would otherwise continue to smoke, society, the company, its shareholders and its other stakeholders. PMI is a leading international tobacco company engaged in the manufacture and sale of cigarettes, as well as smoke-free products, associated electronic devices and accessories, and other nicotine-containing products in markets outside the U.S. In addition, PMI ships versions of its IQOS Platform 1 device and consumables to Altria Group, Inc. for sale under license in the U.S., where these products have received marketing authorizations from the U.S. Food and Drug Administration (FDA) under the premarket tobacco product application (PMTA) pathway; the FDA has also authorized the marketing of a version of IQOS and its consumables as a Modified Risk Tobacco Product (MRTP), finding that an exposure modification order for these products is appropriate to promote the public health. PMI is building a future on a new category of smoke-free products that, while not risk-free, are a much better choice than continuing to smoke. Through multidisciplinary capabilities in product development, state-of-the-art facilities and scientific substantiation, PMI aims to ensure that its smoke-free products meet adult consumer preferences and rigorous regulatory requirements. PMI’s smoke-free product portfolio includes heat-not-burn and nicotine-containing vapor products. As of June 30, 2021, PMI’s smoke-free products are available for sale in 67 markets in key cities or nationwide, and PMI estimates that approximately 14.7 million adults around the world have already switched to IQOS and stopped smoking. For more information, please visit www.pmi.com and www.pmiscience.com.